NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2023 Financial Results
Q2 Net Sales Increase of 13.5%
Q2 Comparable Sales Increase of 2.7% with a 4.5% Increase in Comparable Transactions
Q2 EPS Increase of 13.5% to $0.84
PHILADELPHIA, PA – (August 30, 2023) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the second quarter and year to date period ended July 29, 2023.

For the second quarter ended July 29, 2023:
•Net sales increased by 13.5% to $759.0 million from $668.9 million in the second quarter of fiscal 2022; comparable sales increased by 2.7% versus the second quarter of fiscal 2022.
•The Company opened 40 new stores and ended the quarter with 1,407 stores in 43 states. This represents an increase in stores of 12.4% from the end of the second quarter of fiscal 2022.
•Operating income was $58.6 million compared to $56.0 million in the second quarter of fiscal 2022.
•The effective tax rate was 25.6% compared to 26.3% in the second quarter of fiscal 2022.
•Net income was $46.8 million compared to $41.3 million in the second quarter of fiscal 2022.
•Diluted income per common share was $0.84 compared to $0.74 in the second quarter of fiscal 2022.

Joel Anderson, President and CEO of Five Below, said, “We are pleased to deliver second quarter results in line with our guidance on the top and bottom line. Notably, the 2.7% comparable sales increase was driven by a 4.5% increase in comp transactions, illustrating the success of our Five Beyond conversion strategy and the appeal of our extreme value, WOW offering."

Mr. Anderson continued, “As we look to the second half of the year, our merchants have sourced a terrific line-up of fresh, trend-right product at outstanding value for the holiday season. While we are adjusting our earnings guidance to reflect an anticipated increase in shrink reserves, our sales outlook remains unchanged. We will continue to play offense on sourcing amazing product, capitalizing on an improved supply chain, opening a record number of new stores, and executing on the continued success of our Five Beyond store format."

For the year to date period ended July 29, 2023:
•Net sales increased by 13.5% to $1,485.2 million from $1,308.5 million in the year to date period of fiscal 2022; comparable sales increased by 2.7% versus the year to date period of fiscal 2022.
•The Company opened 67 new stores compared to 62 new stores in the year to date period of fiscal 2022.
•Operating income was $101.0 million compared to $98.3 million in the year to date period of fiscal 2022.
•The effective tax rate was 22.6% compared to 24.6% in the year to date period of fiscal 2022.
•Net income was $84.3 million compared to $74.1 million in the year to date period of fiscal 2022.
•Diluted income per common share was $1.51 compared to $1.33 in the year to date period of fiscal 2022. The benefit from share-based accounting was approximately $0.06 in the year to date period of fiscal 2023 compared to $0.02 in the year to date period of fiscal 2022.

Third Quarter and Fiscal 2023 Outlook:
The Company expects the following results for the third quarter and full year fiscal 2023:

For the third quarter of Fiscal 2023:
•Net sales are expected to be in the range of $715 million to $730 million based on opening approximately 70 new stores and assuming an approximate flat to 2% increase in comparable sales.
•Net income is expected to be in the range of $10 million to $14 million.
•Diluted income per common share is expected to be in the range of $0.17 to $0.25 on approximately 55.9 million diluted weighted average shares outstanding.

For the full year of Fiscal 2023:
•Net sales are expected to be in the range of $3.50 billion to $3.57 billion based on opening over 200 new stores and assuming an approximate 1% to 3% increase in comparable sales.
•Net income is expected to be in the range of $295 million to $311 million.
•Diluted income per common share is expected to be in the range of $5.27 to $5.55 on approximately 55.9 million diluted weighted average shares outstanding.
•The 53rd week is expected to contribute approximately $40 million in sales and approximately $0.08 in diluted income per common share.
•Gross capital expenditures are expected to be approximately $335 million in fiscal 2023.

Conference Call Information:
A conference call to discuss the financial results for the second quarter of fiscal 2023 is scheduled for today, August 30, 2023, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to inflation and increasing commodity prices, risks related to potential systematic failure of the banking system in the United States or globally, risks related to extreme weather, pandemic outbreaks, global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,400 stores in 43 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, X and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
InvestorRelations@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 29, 2023	January 28, 2023	July 30, 2022
Assets
Current assets:
Cash and cash equivalents	$334,544	$332,324	$155,101
Short-term investment securities	101,813	66,845	117,315
Inventories	543,621	527,720	569,201
Prepaid income taxes and tax receivable	10,524	8,898	14,371
Prepaid expenses and other current assets	121,424	130,592	107,771
Total current assets	1,111,926	1,066,379	963,759
Property and equipment, net	1,013,686	925,530	842,002
Operating lease assets	1,407,474	1,319,132	1,267,316
Other assets	16,322	13,870	13,149
	$3,549,408	$3,324,911	$3,086,226

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	249,093	221,120	266,114
Income taxes payable	—	19,928	—
Accrued salaries and wages	26,279	25,420	19,983
Other accrued expenses	162,919	136,316	159,976
Operating lease liabilities	211,177	199,776	184,450
Total current liabilities	649,468	602,560	630,523
Other long-term liabilities	4,925	4,296	4,077
Long-term operating lease liabilities	1,394,698	1,296,975	1,247,631
Deferred income taxes	60,171	59,151	41,414
Total liabilities	2,109,262	1,962,982	1,923,645
Shareholders’ equity:
Common stock	556	555	555
Additional paid-in capital	254,687	260,784	248,902
Retained earnings	1,184,903	1,100,590	913,124
Total shareholders’ equity	1,440,146	1,361,929	1,162,581
	$3,549,408	$3,324,911	$3,086,226

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net sales	$758,981	$668,927	$1,485,228	$1,308,523
Cost of goods sold	494,402	440,418	985,845	873,237
Gross profit	264,579	228,509	499,383	435,286
Selling, general and administrative expenses	205,985	172,498	398,377	336,946
Operating income	58,594	56,011	101,006	98,340
Interest income (expense) and other income (expense), net	4,342	95	7,989	(142)
Income before income taxes	62,936	56,106	108,995	98,198
Income tax expense	16,101	14,762	24,682	24,136
Net income	$46,835	$41,344	$84,313	$74,062
Basic income per common share	$0.84	$0.74	$1.51	$1.33
Diluted income per common share	$0.84	$0.74	$1.51	$1.33
Weighted average shares outstanding:
Basic shares	55,675,357	55,498,471	55,662,930	55,572,425
Diluted shares	55,801,507	55,646,039	55,789,323	55,739,752

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022
Operating activities:
Net income	$84,313	$74,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,068	49,120
Share-based compensation expense	9,605	12,139
Deferred income tax expense	1,021	5,258
Other non-cash expenses	72	281
Changes in operating assets and liabilities:
Inventories	(15,901)	(114,097)
Prepaid income taxes and tax receivable	(1,626)	(3,046)
Prepaid expenses and other assets	6,644	(15,967)
Accounts payable	17,674	64,908
Income taxes payable	(19,928)	(28,096)
Accrued salaries and wages	859	(33,556)
Operating leases	20,782	17,167
Other accrued expenses	5,685	17,984
Net cash provided by operating activities	169,268	46,157
Investing activities:
Purchases of investment securities and other investments	(128,950)	(21,848)
Sales, maturities, and redemptions of investment securities	93,982	219,391
Capital expenditures	(116,423)	(109,710)
Net cash (used in) provided by investing activities	(151,391)	87,833
Financing activities:
Net proceeds from issuance of common stock	440	464
Repurchase and retirement of common stock	—	(40,007)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	54	102
Common shares withheld for taxes	(16,151)	(4,421)
Net cash used in financing activities	(15,657)	(43,862)
Net increase in cash and cash equivalents	2,220	90,128
Cash and cash equivalents at beginning of period	332,324	64,973
Cash and cash equivalents at end of period	$334,544	$155,101